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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
         Suspension of Duty to File Reports Under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934.

                        Commission File Number 333-61812

                                  Noveon, Inc.
             (Exact name of registrant as specified in its charter)

                              9911 Brecksville Road
                              Cleveland, Ohio 44141
                                  216-447-5000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     11% Senior Subordinated Notes due 2011
            (Title of each class of securities covered by this Form)

                                      None
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)       [ ]             Rule 12h-3(b)(1)(i)       [X]
       Rule 12g-4(a)(1)(ii)      [ ]             Rule 12h-3(b)(1)(ii)      [ ]
       Rule 12g-4(a)(2)(i)       [ ]             Rule 12h-3(b)(2)(i)       [ ]
       Rule 12g-4(a)(2)(ii)      [ ]             Rule 12h-3(b)(2)(ii)      [ ]
                                                 Rule 15d-6                [ ]

       Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, Noveon, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: June 30, 2004                         By:   /s/ Charles P. Cooley
                                                  ------------------------------
                                            Name:  Charles P. Cooley
                                            Title:  Vice President and Treasurer